Exhibit 21.1

SUBSIDIARIES OF REGISTRANT

Name	State of Incorporation

DSS Administrative Group, Inc.	(New York)
Plastic Printing Professionals, Inc.	(New York)
Secuprint Inc.	(New York)
Premier Packaging Corporation	(New York)
DSS Digital Inc.	(New York)
DSS Technology Management, Inc.	(Delaware)
DSS International Inc.	(Nevada)
DSS Asia Limited	(Hong Kong)
DSS Cyber Security Pte Ltd	(Singapore)
DSS BioHealth Security, Inc.	(Nevada)
Decentralized Sharing Systems, Inc.	(Nevada)
DSS Blockchain Security, Inc.	(Nevada)
DSS Securities, Inc.	(Nevada)
HWH World, Inc.	(Texas)
RBC Life International Inc.	(Nevada)
RBC Life World Inc.	(Nevada)